EXHIBIT 99.1

Investor Contact:
Andrew Skobe
Interim CFO
(212) 702-4300

For Release: May 9, 2007

American Real Estate Partners, L.P. Reports First-Quarter Financial Results
and a 50% Increase in its Quarterly Distribution Policy

•	Revenues of $351.4 million, an increase of $1.2 million from Q1 2006

•	Earnings of $96.6 million, an increase of $46.8 million from Q1 2006

•	Investment gains of $79.4 million, an increase of $61.1 million from Q1 2006

•	Board of Directors approved $0.15 per depositary unit quarterly distribution

•	Enhanced liquidity by issuing $500 million of additional debt

New York, NY - American Real Estate Partners, L.P. (“AREP”) (NYSE: ACP) today reported first quarter 2007 earnings of $96.6 million, or $1.53 per depositary unit, compared to first quarter 2006 earnings of $49.7 million, or $0.79 per depositary unit. AREP also announced that the board of directors of its general partner, American Property Investors, Inc, has increased AREP’s quarterly distribution policy from $0.10 to $0.15 per depositary unit.

Three Months Ended March 31, 2007

For the first quarter of 2007, revenues increased by $1.2 million to $351.4 million from the first quarter of 2006. This increase was primarily due to increased Gaming sales of $26.9 million resulting from the inclusion of revenues from the Aquarius Casino Resort which was acquired on May 19, 2006, and increased revenues from Real Estate property development activities, substantially offset by reduced sales of $32.9 million from our Home Fashion segment. AREP reported an operating loss of $19.2 million for the first quarter of 2007 compared to operating loss of $27.0 million in the first quarter of 2006. The decrease in operating loss was primarily attributable to the inclusion of operating results from the Aquarius Casino Resort and a decrease in Holding Company expenses due largely to the impact of a compensation charge related to the cancellation of unit options in the first quarter of 2006.

EXH-1

The following table presents results for the first quarter of 2007 and 2006 by segment and for discontinued operations (in millions):

			Depreciation, Depletion &
	Operating Income / (Loss)		Amortization
For three months:	2007	2006	2007	2006
Gaming (1)	$23.2	$18.6	$8.6	$5.8
Real Estate	4.3	3.5	1.6	1.3
Home Fashion	(39.0)	(38.0)	5.1	10.4
Holding Company	(7.7)	(11.1)	1.0	1.0
Total	$(19.2)	$(27.0)	$16.3	$18.5

Discontinued Ops.	$1.1	$66.7	$0.2	$28.1

(1) Includes Aquarius in the first quarter of 2007.

Gaming

AREP’s wholly owned subsidiary, American Casino & Entertainment Properties LLC, (“ACEP”) owns three Las Vegas casinos: Stratosphere Casino Hotel and Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, and one casino in Laughlin, Nevada: the Aquarius Casino Resort. On April 22, 2007, we entered into an agreement to sell ACEP and all of its assets (see Subsequent Events).

For the first quarter of 2007, AREP’s Gaming segment, excluding the Aquarius, had net revenues of $84.1 million, a decrease of 2.2% from the first quarter of 2006, operating income of $17.8 million, a decrease of 4.4% from the first quarter of 2006. For the first quarter of 2007, depreciation and amortization was $8.6 million including $2.1 million for Aquarius.

Real Estate

AREP’s Real Estate segment is comprised of three groups: rental real estate, property development and resort operations. For the first quarter of 2007, Real Estate operations had revenues of $27.9 million, an increase of 34.8% from the first quarter of 2006, operating income of $4.3 million, an increase of 22.9% from the first quarter of 2006, and depreciation and amortization of $1.6 million.

Home Fashion

West Point International, Inc. is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products. For the first quarter of 2007, AREP’s Home Fashion segment had revenues of $210.6 million, a decrease of 13.5% from the first quarter of 2006, an operating loss of $39.0 million, an increase of 2.6% from the first quarter of 2006, and depreciation and amortization of $5.1 million.

EXH-2

Holding Company Activity

Total general and administrative expenses incurred by the Holding Company was $7.7 million in the first quarter of 2007, a decrease of $3.4 million, or 31.1%, from $11.1 million incurred in the first quarter of 2006.

Discontinued Operations

On November 17, 2006, our indirect majority owned subsidiary, Atlantic Coast Entertainment Holdings, Inc. or Atlantic Coast, completed the sale to Pinnacle Entertainment, Inc., or Pinnacle, of the outstanding membership interests in ACE Gaming LLC or ACE, the owner of The Sands Hotel and Casino, or The Sands, in Atlantic City, New Jersey, and 100% of the equity interests in certain subsidiaries of American Real Estate Holdings, LP that owned parcels of real estate adjacent to The Sands, including the Traymore site, to Pinnacle.

On November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings LLC, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas LLC, or NEG Oil & Gas, to SandRidge Energy, Inc. or SandRidge, formerly Riata Energy, Inc.

Subsequent Events

On April 4, 2007, our subsidiaries signed agreements to sell their entire position in the common stock of SandRidge to a consortium of investors in a series of private transactions. The per share selling price was $18, and total cash consideration received at closing was approximately $243.2 million.

In April 2007, we sold an aggregate of $600.0 million of Variable Rate Senior Convertible Notes due 2013, or the Notes. The Notes were sold in a private placement pursuant to Section 4(2) of the Securities Act. The Notes bear interest at a rate of three month LIBOR minus 125 points, but no less than 4.0% nor higher than 5.5%, and are convertible into depositary units of AREP at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.
On April 22, 2007, American Entertainment Properties Corp. or AEP, a wholly owned indirect subsidiary of AREP, entered into a Membership Interest Purchase Agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of the issued and outstanding membership interests of ACEP, which comprises our gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, as more fully described in the agreement. Pursuant to the terms of the agreement, AEP is also responsible to pay off ACEP debt.

EXH-3

Quarterly Distribution

AREP’s quarterly cash distribution of $0.15 per unit on its depositary units is payable on June 1, 2007 to depositary unitholders of record at the close of business on May 22, 2007. In addition to the cash distribution to unitholders, AREP will also make a $0.05 per depositary unit equivalent distribution to holders of its Variable Rate Senior Convertible Notes due 2013 based on a formula set forth in the Indenture governing the Notes. The payment of future distributions will be determined by the board of directors of AREP’s general partner.

Conference Call Information

AREP will discuss first quarter results on a conference call and Webcast on Thursday, May 10, 2007 at 10:00 a.m. EST. The Webcast can be viewed live on AREP’s website at www.arep.com. It will also be archived and made available at www.arep.com under the Investor Relations Section. The toll-free dial-in number for the conference call in the US is (866) 558-6338. The international number is 1-213-785-2437. The access code for both is 5755747.

* * *

American Real Estate Limited Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in three primary business segments: Gaming, Real Estate and Home Fashion. For more information, please visit the company’s website at www.arep.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

EXH-4

APPENDIX I
CONSOLIDATED STATEMENT OF OPERATIONS
In millions of dollars except per unit data

	Three Months Ended
	March 31,
	2007	2006
		(Restated)
Revenues	$351.4	$350.1

Operating loss	$(19.2)	$(27.0)
Interest expense	(33.0)	(25.2)
Interest income	31.5	11.6
Other income (expense), net	84.8	21.3
Pre-tax income (loss)	64.1	(19.3)
Income tax expense	(7.0)	(5.2)
Minority interests	11.6	15.1

Income (loss) from continuing operations	68.7	(9.4)
Income from discountinued operations	27.9	59.1

Net earnings	$96.6	$49.7

Net earnings attributable to:

Limited partners	$94.7	$48.7
General partners	1.9	1.0
Income tax expense	96.6	49.7

Net earnings (loss) per LP unit:

Basic earnings (loss):
Income (loss) from continuing operations	$1.09	$(0.15)
Income from discontinued operations	0.44	0.94

Basic earnings per LP unit	$1.53	$0.79

Weighted average units
Outstanding	61,856,830	61,856,830

Diluted earnings (loss):
Income (loss) from continuing operations	$1.09	$(0.15)
Income from discontiuned operations	0.44	0.94

Diluted earnings per L.P. unit	$1.53	$0.79

Weighted average units and
equivalent units outstanding	61,856,830	61,856,830

APP-I-1

APPENDIX II

CONSOLIDATED SUMMARY BALANCE SHEET

The following table presents AREP's consolidated summary balance sheet data
($ in millions)

	March 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$2,331.5	$1,912.2
Investments	563.6	539.1
Other current assets	481.6	557.0
Assets of disc. ops. available for sale	48.2	47.5
Total current assets	3,424.9	3,055.8
Non-current investments	201.9	179.9
Property, plant and equipment	898.6	907.1
Intangible assets	25.8	25.9
Other assets	71.5	76.0
Total assets	$4,622.7	$4,244.7

Liabilities
Current liabilities	$258.9	$317.0
Long-term debt	1,675.5	1,185.0
Other non-current liabilities	23.7	22.2
Preferred limited partnership units	119.1	117.7
Total liabilities	2,077.2	1,641.9
Minority interests	198.0	292.2
Partners' equity	2,347.5	2,310.6
Total liabilities and partners' equity	$4,622.7	$4,244.7

APP-II-1